ACCOLADE FUNDS

                           AMENDMENT NO. 2 TO THE
             FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT NO. 2 to the First Amended and Restated Master Trust Agreement of Accolade Funds dated May 22, 1996, made at San Antonio, Texas, this 5th day of February, 1997, by the Trustee hereunder.

                                WITNESSETH:

WHEREAS, Section 7.3 of the Amended and Restated Master Trust Agreement dated May 22, 1996, (the "Agreement") of Accolade Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to change the name of the Master Trust pursuant to Section 1.1 of the Agreement; and

WHEREAS, a majority of the Trustees of the Trust have duly adopted the amendment to the Agreement shown below on February 5, 1997, and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

1. NOW, THEREFORE, the undersigned Frank E. Holmes, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends the paragraph of Section 1.1 of the Amended and Restated Master Trust Agreement, as heretofore in effect, to read as follows:

    "Section 1.1 NAME AND PRINCIPAL OFFICE. This Trust shall be known as U.S. Global Accolade Funds and the Trustees shall conduct the business of the Trust under the name or any other name or names as they may from time to time determine. The principal office of the Trust shall be located at 7900 Callaghan Road, San Antonio, Texas, or at such other location as the Trustees may from time to time determine."

WITNESS my hand and seal this 21st day of February , 1997.


                                       /s/ Frank E. Holmes
                                       -----------------------------------
                                       FRANK E. HOLMES, PRESIDENT

STATE OF TEXAS  )

                )ss

COUNTY OF BEXAR )

Then personally appeared the above-name Frank E. Holmes and acknowledged this instrument to be his free act and deed this 21st day of February, 1997.


                                   /s/ June L Falks
                                   -------------------------------------------
                                   JUNE L. FALKS
                                   Notary Public
                                   State of Texas

                                   My Commission expires 02-14-00